Exhibit 4.4
     AGREEMENT effective as of the 28th day of December, 2005 among Waste Services, Inc., a Delaware corporation (“WSI”) and Kelso Investment Associates VI, L.P., a Delaware limited partnership, and KEP VI, LLC, a Delaware limited liability company, (collectively, the “Kelso Parties”).
     WHEREAS, the Kelso Parties are the holders of all of the issued and outstanding shares of Series A Preferred Stock of WSI;
     AND WHEREAS, WSI has, pursuant to the Fourth Amendment to Amended and Restated Credit Agreement dated as of December 28, 2005 (the “Fourth Amendment”), agreed to incur additional indebtedness in an aggregate principal amount of up to $50 million under the incremental term loan facility pursuant to Section 10.1(b) of the Amended and Restated Credit Agreement, dated as of April 30, 2004, as amended; and
     AND WHEREAS, the Kelso Parties have agreed that the limitations and restrictions of the of the Amended Certificate of Designations of the Series A Preferred Stock of WSI shall be amended as provided herein.
     NOW, THEREFORE, it is agreed as follows:
1.	Amendment to Section 5(c). The number $320 million in the parenthetical in the last sentence of Section 5(c) is hereby amended to read “$320 million plus the amount of additional indebtedness incurred under the incremental term loan facility pursuant to the Fourth Amendment”.

2.	Amendments to Section 11.

The definition of Amended and Restated Credit Agreement is hereby amended to provide that the aggregate term and revolving borrowings is $160 million plus the amount of additional indebtedness incurred under the incremental term loan facility pursuant to the Fourth Amendment.

The definition of Committed Amount is hereby amended by inserting after the number $320 million the following: “plus the amount of additional indebtedness incurred under the incremental term loan facility pursuant to the Fourth Amendment”.

3.	Certificate of Designations For the avoidance of doubt, the parties hereto hereby acknowledge and agree that the amendments to the Certificate of Designations contained in this agreement shall be deemed to be amendments to the Certificate of Designations.

4.	Full Force and Effect. Except as provided herein, the Certificate of Designations shall continue in full force and effect in accordance with the provisions thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

WASTE SERVICES, INC.
By:	/s/ Ivan R. Cairns
Ivan R. Cairns
Executive Vice-President and General Counsel

KELSO INVESTMENT ASSOCIATES VI, L.P.
By:	Kelso GP VI, LLC,
Its general partner

By:	/s/ George E. Matelich
George E. Matelich
Managing Member

KEP VI, LLC
By:	/s/ George E. Matelich
George E. Matelich
Managing Member